SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

            Name:       THE GUARDIAN SEPARATE ACCOUNT Q

            Address of Principal business office:

                        c/o The Guardian Insurance & Annuity Company, Inc. 7 Hanover Square
                        New York, New York 10004

            Telephone Number: 212-598-8000

            Name and address of agent for service of process:

                        Richard T. Potter, Jr., Esq.
                        The Guardian Insurance & Annuity Company, Inc. 7 Hanover Square
                        New York, New York 10004

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

                      Yes |X|                        No |_|

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                                   SIGNATURES

            Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 2nd day of May, 2002.

                                       THE GUARDIAN SEPARATE ACCOUNT Q
                                                 (Registrant)


                                       THE GUARDIAN INSURANCE & ANNUITY
                                                 COMPANY, INC.
                                                  (Depositor)


                                       By /s/ Richard T. Potter, Jr.
                                          --------------------------------------
                                              Richard T. Potter, Jr.
                                              Vice President and Counsel